Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Scilex Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$75,000,000	$0.00011020	$8,265

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$75,000,000		$8,265

	Total Fees Previously Paid							$33,060

	Total Fee Offsets							—

	Net Fee Due							—

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments.